T. ROWE PRICE RETIREMENT FUNDS, INC.

(“Corporation”)

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3

 The Corporation hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (“1940 Act”), with respect to the T. Rowe Price Retirement 2060 Fund (the “Fund”) setting forth the separate arrangement and allocation of income, realized gains and losses, unrealized appreciation and depreciation, and expenses of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Director, including a majority of the independent directors.

EXPENSES

RETIREMENT 2060 FUND (“Investor Class Shares”)

Investor Class Shares shall bear all expenses incurred directly on behalf of the Investor Class Shares (“Class Level Expenses”). Investor Class Shares shall also bear that portion of the Fund’s expenses not incurred directly by a particular class (“Fundwide Expenses”) as the net assets of the Investor Class Shares bear to the net assets of the Fund. Any waiver, payment, or reimbursement made pursuant to any Investor Class specific expense limitation arrangement shall apply only to the Investor Class Shares, regardless of whether the waiver, payment, or reimbursement is a Class Level Expense or Fundwide Expense.

RETIREMENT 2060 FUND—ADVISOR CLASS (“Advisor Class Shares”)

Advisor Class Shares shall bear all expenses incurred directly on behalf of the Advisor Class Shares, including 12b-1 fees (“Class Level Expenses”). Advisor Class Shares shall also bear that portion of the Fund’s expenses not incurred directly by a particular class (“Fundwide Expenses”) as the net assets of the Advisor Class Shares bear to the net assets of the Fund. Any waiver, payment, or reimbursement made pursuant to any Advisor Class specific expense limitation arrangement shall apply only to the Advisor Class Shares, regardless of whether the waiver, payment, or reimbursement is a Class Level Expense or Fundwide Expense.

RETIREMENT 2060 FUND—R CLASS (“R Class Shares”)	R Class Shares shall bear all expenses incurred directly on behalf of the R Class Shares, including 12b-1 fees (“Class Level Expenses”). R Class

Shares shall also bear that portion of the Fund’s expenses not incurred directly by a particular class (“Fundwide Expenses”) as the net assets of the R Class Shares bear to the net assets of the Fund. Any waiver, payment, or reimbursement made pursuant to any R Class specific expense limitation arrangement shall apply only to the R Class Shares, regardless of whether the waiver, payment, or reimbursement is a Class Level Expense or Fundwide Expense.

SPECIAL SERVICING AGREEMENT

All expenses of the T. Rowe Price Retirement 2060 Fund Advisor and R shares, other than 12b-1 fees, are subject to the Special Servicing Agreement dated September 4, 2002, as amended, among T. Rowe Price Retirement Funds, Inc., the Underlying Funds, T. Rowe Price Services, Inc., and T. Rowe Price Associates, Inc.

INCOME AND GAIN/LOSS ALLOCATIONS

  Income, realized gains and losses, and unrealized appreciation and depreciation will be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund.

DIVIDENDS AND DISTRIBUTIONS

  Dividends and other distributions paid by the Fund to each class of shares will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class generally only because of differing Class Level Expenses borne by each class or any expense limitation arrangement applicable to any specific class..

EXCHANGE PRIVILEGE

  Each class of shares is exchangeable for the other class of shares or for the same or other classes of shares of any T. Rowe Price mutual fund subject to the conditions of any such fund’s then-current prospectus.

GENERAL

  Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

  On an ongoing basis, the Board of Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Board of Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. T. Rowe Price Associates, Inc. will be responsible for reporting any potential or existing conflicts to the Board of Directors.

  Effective as of October 1, 2019.

APS\Documents\Agreements\Rule18F3 Agreements\Retirement 2060Rule18F3.docx